Exhibit 4.4

SENIOR SECURED PROMISSORY NOTE

Amount: $11,600,000 USD	Issue Date: June 22, 2021

Meso Numismatics Inc., a Nevada corporation (herein called the “Maker”), for value received, hereby promises to pay Investor (“Holder”), on the Maturity Date (hereinafter defined), or earlier as hereinafter provided, the principal sum of USD $11,600,000 (Eleven Million Six Hundred Thousand Dollars US) (the “Principal”), and to pay interest on such Principal, as set forth below.

WHEREAS, for value received by the Maker from the Holder in the amount of USD $10,500,000 (Ten Million Five Hundred Thousand Dollars US), the Maker wishes to issue this Original Issue Discount Promissory Note in the amount of USD $11,600,000 (Eleven Million Six Hundred Thousand Dollars US).

Definitions

a)	The term “Maturity Date” shall mean June 22, 2024.

b)	The term “Event of Default” shall mean any event specified in Section 7(a) of this Note.

c)	The term “Note” shall mean this Senior Secured Promissory Note, issued pursuant to the Secured Loan Agreement entered into by and between the Maker and the Holder dated June 22, 2021 (“Agreement”).

2)	Payment Terms. The Maker shall irrevocably and unconditionally pay to Holder, without set-off or deduction, the Principal as follows:

a)	Exactly USD $11,600,000 (Eleven Million Six Hundred Thousand Dollars US), representing the whole of the Principal shall be paid by the Maker to the Holder on the Maturity Date, and

b)	This Note shall bear interest at an annual compounded rate of 12% (“Interest”). The Principal and Interest shall become due and payable at the Maturity Date. In no event shall Holder be entitled to receive interest in excess of the legally permissible rate of interest. In the event that Holder receives payments under this Note that are deemed excessive interest under applicable law, such excess will be applied first to the costs referred to in Section 12 hereof and then to the Principal of this Note. If, in such instance, such costs and the Principal are paid in full, any remaining excess shall be refunded to the Maker.

3)	Acceleration. Notwithstanding any provision of this Note to the contrary, upon the occurrence of an Event of Default (hereinafter defined) under this Note, the Principal and all then accrued interest thereon under this Note shall become immediately due and payable, without demand, notice or other action by Holder. All payments received by Holder after an Event of Default under this Note will be applied first to the costs referred to in Section 12 hereof, then to all accrued interest hereunder under this Note and next to the Principal of this Note.

4)	Place and Manner of Payment. All payments of Principal and interest under this Note (and all other amounts payable hereunder) shall be made to Holder on the Maturity Date, or earlier as and to the extent provided in this Note, at the address of Holder hereinbefore set forth or, at Holder’s request, to Holder at such other place as Holder may, from time to time, designate in writing (or by wire transfer pursuant to written instructions provided to Maker by Holder). If any payment hereunder becomes due on a Saturday, Sunday or legal holiday, such payment shall become due on the next business day. All payments of Principal and interest under this Note shall be deemed made only upon receipt by Holder.

5)	Prepayment. The Maker shall have the right to prepay the unpaid Principal of this Note, and/or any accrued interest thereon under this Note, in whole or in part, at any time prior to the Maturity Date without a penalty or premium and subject to this section.

6)	Fees. Each party shall be responsible for its own costs and professional fees.

7)	Default.

a)	If one or more of the following events shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), each such event shall, for purposes of this Note, be deemed an “Event of Default”:

i)	default by the Maker in payment of the Principal of this Note or any accrued interest hereunder, as and when the same shall become due and payable, whether at Maturity or on a date fixed for payment, prepayment, or by acceleration or otherwise; or

ii)	default by the Maker in the performance or observance by it of any other covenant, agreement, term or condition contained in this Note; or

iii)	the Maker’s making of an assignment for the benefit of its creditors or admitting in writing its inability to pay its debts generally as they become due; or

iv)	a trustee, liquidator or receiver being appointed for the Maker for a substantial part of its property or business without its consent; or

v)	any governmental agency or any court of competent jurisdiction at the instance of any governmental agency assuming custody or control of the whole or any substantial portion of the properties or assets of the Maker; or

vi)	one or more money judgments, writs or warrants of attachment, or similar process, in excess of five thousand dollars ($5,000) in the aggregate, is entered or filed against the Maker or any of its properties or other assets and remains unpaid, unvacated, unbonded or unstayed for a period of fifteen (15) days; or

vii)	the entry of a final order, judgment or decree adjudicating the Maker bankrupt or insolvent; or

viii)	the Maker’s petitioning or applying to any court of competent jurisdiction or other tribunal for the appointment of a trustee or receiver, or of any substantial part of its assets or properties, or the commencement by the Maker of any proceedings under any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution, or similar law of any jurisdiction whether now or hereafter in effect; or the filing of any such petition or application, or the commencement of any such proceedings, against the Maker, if the Maker by any act indicates its approval thereof, consents or acquiesces therein, or the entry of any order, judgment or decree appointing any such trustee or receiver, or approves the petition in any such proceedings, if such order, judgment or decree remains unstayed or unbonded and in effect for more than thirty (30) days; or

ix)	the Maker has its Common Stock delisted from an exchange (including the OTC Markets exchange) or, if the Common Stock trades on an exchange, and trading in the Common Stock is suspended for more than 10 consecutive days or the Maker causes itself to lose the “bid” price for its stock in a market (including the OTC marketplace or other exchange) or if it ceases to file its 1934 act reports with the SEC;

x)	the Maker transfers all or substantially all of its assets to any person or third party in a single transaction or series of related transactions, or undergoes a change of control, or effects any consolidation or merger with or into another person or entity in which the Maker is not the surviving entity.

b)	Upon the occurrence of an Event of Default, the Holder of this Note may, by notice in writing to the Maker, declare the Principal of this Note then outstanding and all interest accrued thereon under this Note, to be immediately due and payable without presentment, demand or other notice of any kind, all of which are hereby waived, and upon any such notice the same shall become and shall be immediately due and payable, notwithstanding anything contained in this Note to the contrary.

8)	Senior Security. This Note shall be secured by any and all current and future Collateral (as defined in the Agreement) of the Maker and of any existing and/or future subsidiaries and shall rank senior to all other securities. The Maker undertakes to prepare and file all necessary documents to effect such senior security.

9)	Loan Reinstatement. If, at any time after payment in full of this Note, any payments previously made under this Note must be disgorged by the Holder for any reason whatsoever, this Note shall be reinstated as to all disgorged payments as if such payments had not been made, until payment in full of all obligations of the Maker under this Note are made.

10)	Waiver of Presentment, Demand and Notice. The Maker hereby waives presentment for payment, demand, notice of demand, notice of non-payment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the terms of this Note (except as specifically provided elsewhere in this Note) and the Maker hereby agrees that its liability under this Note shall be without regard to the liability of any other party, including any guarantor of this Note, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Holder. The Maker hereby agrees that additional makers, endorsers, guarantors or sureties may become parties to this Note without notice to the Maker and without affecting the Maker’s liability hereunder.

11)	Right to Cure. Regardless of anything stated otherwise, Maker shall have ten (10) business days to cure any breach of this Note by remitting payment of all amounts due and owing hereunder to the Holder from the date of written notice of default.

12)	Costs of Collection. In the event that Holder shall take any action to enforce its rights under this Note after an Event of Default, including the commencement of any legal action or proceeding to enforce the terms of this, the Holder shall be entitled to recover from the Maker, upon demand, all costs and expenses incurred by it in connection therewith (including, without limitation, all of Holder’s attorneys’ fees and disbursements), together with interest on any judgment obtained against Maker, at the then prevailing legal rate of interest.

13)	Remedies Cumulative. The rights and remedies of Holder provided in this Note shall be cumulative and concurrent and exclusive of all rights and remedies provided by law or in equity and Holder may, at its election, pursue its rights and remedies against the Maker hereunder or thereunder, singly, successively, or together, at the sole discretion of Holder, and all of such rights and remedies may be exercised separately as often as occasion therefor shall occur. The failure of Holder to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

14)	Severability. If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect and shall be unaffected thereby.

15)	No Waiver by Holder. Holder shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Holder, and then only to the extent specifically set forth in any such writing. A waiver of one event shall not be construed as continuing or constitute a bar to or waiver of any right or remedy with respect to a subsequent event.

16)	Modification; Governing Law. The provisions of this Note may not be modified or amended except by an instrument in writing signed by the party to be bound thereby. This Note and the respective rights and obligations of the Maker and Holder hereunder shall be governed by and construed in accordance with the laws of the state of Nevada without regard for the conflicts of law principles thereof.

17)	Notice. Any notice or demand which by any provision of this Agreement is required or provided to be given shall be deemed to have been sufficiently given or served for all purposes by (i) being delivered in person to the party to whom the notice or demand is directed or (ii) by being sent as first class mail, postage prepaid, or (iii) being sent via nationally recognized overnight carrier, in any event to the address provided on the signature page, or if any other address shall at any time be designated by Maker in writing to the Holder at the time of such designation to such other address Notwithstanding the foregoing, no notice shall be effective as to Holder until actually received by Holder. Any written notice that is not sent in conformity with the provisions here-of shall nevertheless be effective on the date that such notice is actually received by the noticed party.

18)	Binding Effect. This Note shall be binding upon the Maker and its successors and permitted assigns and shall inure to the benefit of Holder and its successors and assigns. The Maker shall not have the right to assign this Note, or any of its obligations hereunder, without the written consent of Holder, which consent shall be within Holder’s sole and absolute discretion. This Note shall extend to and enure to the benefit of the Maker, its successors and assigns, and every reference herein to the Holder as a reference to and shall be construed as including the Holder, its successors and assigns, to and upon whom this promissory note shall extend and be binding. The Holder in its sole and absolute discretion may assign this note to any third party without the consent of the Maker.

IN WITNESS WHEREOF, the Maker, intending to be legally bound hereby, has caused this Note to be signed in its name by its duly authorized officer and to be dated the day and year above written.

MESO NUMISMATICS INC.

By:
Name and Title:

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